GLOBALINK, INC.

                           CERTIFICATE OF DESIGNATION

                                       OF

                     SERIES A-2 CONVERTIBLE PREFERRED STOCK


         Globalink, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 of the General Corporation Law of the State of Delaware (the "DGCL") DOES HEREBY CERTIFY:

         That the Corporation's share capital includes 250,000 shares of Preferred Stock, par value $.01 per share, which Preferred Stock may be issued in one or more series with the Board of Directors of the Corporation (the "Board") being entitled by resolution to fix the number of shares in each series and to designate the voting powers, designations and other rights, privileges, restrictions and conditions of all shares of each series, and that pursuant to this authority, the Board of Directors of the Corporation, on December 13, 1996, adopted a resolution providing for the creation of a series of the Corporation's Preferred Stock, par value $0.01, which series is designated "Series A-2 8% Convertible Redeemable Preferred Stock", which resolution is as follows:

         RESOLVED, THAT THE RIGHTS, PRIVILEGES, RESTRICTIONS AND
CONDITIONS ATTACHING TO THE SERIES A-2 PREFERRED STOCK SHALL BE AS
FOLLOWS:

Section 1 - Number

         The Series A-2 8% Convertible Redeemable Preferred Stock (the "8% Preferred Stock") of the Corporation shall consist of 248,500 shares of 8% Preferred Stock.

Section 2 - Voting and Pre-emptive Rights

         Except as expressly provided by the General Corporation Law of the State of Delaware ("DGCL"), and the Corporation's amended Certificate of Incorporation, the record holders (hereinafter the "Eligible Holders") of the 8% Preferred Stock shall have no voting rights and the Eligible Holders of the 8% Preferred Stock will not have any pre-emptive rights to acquire any other securities issued by the Corporation in the future.

Section 3 - Liquidation Rights

3.1 If the Corporation shall be voluntarily or involuntarily liquidated, dissolved or wound up, at any time when any share of 8% Preferred Stock shall be outstanding, the Eligible Holders of the then outstanding 8% Preferred Stock shall receive a preference on liquidation over all other equity securities of the Corporation, either currently existing or created in the future, except with respect to the existing outstanding Series A-1 Convertible Preferred Stock as to which the preference shall be pari passu. The preference shall be the greater of (i) $33.4375 (the "Stated Value", for purposes hereof, the term Original Stock Price shall mean one-tenth of the Stated Value), per share of 8% Preferred Stock plus accrued dividends, thereon; or (ii) the amount that would be paid to the Eligible Holders had the 8% Preferred Stock been converted into shares of Common Stock of the Corporation, $.01 per share (the "Common Stock"), immediately prior to such event. Eligible Holders shall have a preference in distribution of the Corporation's property available for distribution to the holders of the Corporation's Common Stock equal to a pro-rata amount of said distribution in proportion to the Eligible Holder's ownership of 8% Preferred Stock, together with an amount equal to all unpaid dividends accrued thereon, if any, to the date of payment of such distribution, whether or not declared by the Board. The Amalgamation of the Corporation with any corporation or corporations, the sale or transfer by the Corporation of substantially all of its assets, whether now or hereafter authorized, shall be deemed to be a liquidation of the Corporation within the meaning of any of the provisions of this Section 3.

3.2 Subject to the provisions hereof, all amounts to be paid as preferential distributions to the Eligible Holders of 8% Preferred Stock as provided in this
Section 3 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any of the Corporation's assets to the holders of Common Stock or to the holders of any other equity securities of the Corporation, whether now or hereafter authorized, in connection with such liquidation, dissolution or winding up.

Section 4 - Dividends

         The 8% Preferred Stock has a dividend right of 8% per annum, based upon the Stated Value per share of 8% Preferred Stock, which is cumulative, payable annually in arrears on the first business day of each calendar year commencing January 1998, in cash or in shares of 8% Preferred Stock, at the option of the Corporation, except as set forth below. In the event the Corporation elects to pay dividends by means of issuing 8% Preferred Stock, the 8% Preferred Stock to be issued shall be valued at the lesser of the Stated Value per share or ten
(10) time the average bid price for Common Stock for the last ten (10) consecutive trading days prior to the end of the relevant calendar year. If the average bid price for Common Stock during any sixty (60) day period commencing on or after January 1, 1998 is eighty (80%) percent or less of the Original Stock Price, Eligible Holders of the majority of the outstanding 8% Preferred Stock can elect, by written notice to the Corporation signed by such Eligible Holders, to have the Corporation pay dividends on all outstanding 8% Preferred Stock in cash for the balance of the life of the 8% Preferred Stock (the "Cash Election"). If the Corporation does not or cannot pay the Cash Election, (i) the Corporation must pay the dividend in shares of 8% Preferred Stock valued as set forth above in this Section 4; and (ii) Eligible Holders owning a majority of the 8% Preferred Stock shall have the right, by written notice to the Corporation signed by such Eligible Holders, to designate one (1) member to the Board of Directors of the Corporation and the Corporation shall immediately appoint the designee to the Board of Directors and use its best efforts to cause the election of such designee (or any substitute designee designated in writing at any time by Eligible Holders owning a majority of the outstanding 8% Preferred Stock) for so long as twenty-five (25%) percent or more of the 8% Preferred Stock remains outstanding.

Section 5 - Redemption

5.1 The Corporation shall have the right (but not the obligation) to redeem for cash all, but not less than all, outstanding shares of 8% Preferred Stock at the Stated Value per share on not less than thirty (30) days or more than forty-five
(45) days written notice (the "Redemption Notice") to all Eligible Holders of the 8% Preferred Stock; provided, however, that at the time such notice is given and at the effective date of such redemption: (a) the Conversion Shares (as defined below) have been registered by the Corporation pursuant to the Securities Act of 1933, as amended (the "Act") in accordance with the terms and conditions set forth in Paragraph 7 of the Unit Purchase Agreement by and among the Corporation, J. Michael Reisert, Inc., either on its own behalf or on behalf of other investors (the "Unit Purchase Agreement") and such registration is then currently effective, and (b) the average closing bid price for the Common Stock, whether the Common Stock is listed on the New York Stock Exchange, American Stock Exchange or its shares of Common Stock are traded on the National Association of Securities Dealers Automated Quotation System (collectively,
"Exchange"), during the ten (10) consecutive trading days ending five (5) business days prior to the date that written notice of redemption of the 8% Preferred Stock is given to the Eligible Holders, is at or above 200% of the Original Stock Price per share.

5.2 On January 1, 2002, any outstanding shares of 8% Preferred Stock shall automatically be converted into shares of Common Stock at the lesser of the Original Stock Price per share or the average bid price for Common Stock for the ten (10) consecutive trading days ending five (5) business days prior to January 1, 2002.

5.3 For purposes of this Section 5, the term "Conversion Shares" shall mean the shares of Common Stock which the Eligible Holders would be entitled to receive upon conversion of shares of 8% Preferred Stock pursuant to Section 6 below.

Section 6 - Conversion

6.1 Eligible Holders of 8% Preferred Stock may at any time and from time to time commencing thirty (30) days after the issuance of the 8% Preferred Stock convert all or any amount of the 8% Preferred Stock then owned into shares of Common Stock at a conversion price equal to the Original Stock Price, subject to adjustment as provided in this Section 6. Notwithstanding anything to the contrary contained in Section 5 above, an Eligible Holder may exercise the Eligible Holder's conversion rights set forth in this Section 6 at any time up to one (1) business day prior to the date set forth for redemption in any redemption notice by the Corporation under Section 5 above.

6.2 The conversion right granted by Section 6.1 hereof may be exercised only by an Eligible Holder of 8% Preferred Stock, in whole or in part, by the surrender of the share certificate or share certificates representing the 8% Preferred Stock to the converted at the principal office of the Corporation (or such other place as the Corporation may designate in a written notice sent to the holder by first-class mail, postage prepaid, at its address shown on the books of the Corporation) against delivery of that number of shares of whole Common Stock as shall be computed by multiplying each share of 8% Preferred Stock by a fraction, the numerator of which is the Stated Value and the denominator of which is the Conversion Price (as defined below) on the Conversion Date (as defined below). At the time of conversion of a share of 8% Preferred Stock, the Corporation shall pay in cash to the holder thereof an amount equal to all unpaid dividends, if any, accrued thereon to the date of conversion, or, at the Corporation's option, issue that number of whole shares of Common Stock which is equal to the quotient resulting by dividing the amount of such unpaid dividends by the lesser of the Stated Value per share or ten (10) times the average bid price for Common Stock for the last ten (10) consecutive trading days ending prior to the time of conversion, whether of not declared by the Board. Each 8% Preferred Stock Certificate surrendered for conversion shall be endorsed by the Eligible Holder. Any Eligible Holder may exercise its right to convert the 8% Preferred Stock by telecopying an executed and completed Notice of Conversion (as defined below) to the Corporation, and within 72 hours thereafter, delivering the original Notice of Conversion and the certificate representing the 8% Preferred Stock to the Corporation by express courier. The Corporation will transmit the Common Stock certificates issuable upon conversion of any 8% Preferred Stock nd a certificate representing the balance of the 8% Preferred Stock to the Eligible Holder via express courier within three (3) business days after the Conversion Date. The term "Conversion Date" shall mean (i) the date the original Notice of Conversion and Certificate of the 8% Preferred Stock being converted are received by the Corporation, or (ii) if the Eligible Holder elects to send the Notice of Conversion by telecopier, the date the Corporation receives the Notice of Conversion by telecopier, provided that the Eligible Holder delivers to the Corporation the original Notice of Conversion and certificate within 72 hours. The term "Notice of Conversion" shall mean the written notice from the Eligible Holders to the Corporation.

6.3 All Common Stock which may be issued upon conversion of the 8% Preferred Stock will, upon issuance be duly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issue thereof. At all times that any shares of 8% Preferred Stock are outstanding, the Corporation shall have authorized and shall have reserved for the purpose of issuance upon such conversion into Common Stock of all 8% Preferred Stock, a sufficient number of shares of Common Stock to provide for the conversion of all outstanding shares of 8% Preferred at the then effective Conversion Price. Without limiting the generality of the foregoing, if at any time, the Conversion Price is decreased, the number of shares of Common Stock authorized and reserved for issuance upon the conversion of the 8% Preferred Stock shall be proportionately increased.

6.4 The Initial Conversion Price is the Original Stock Price per share of Common Stock ("Initial Conversion Price"). The Initial Conversion Price shall be adjusted as provided for below in this Section 6.4 (the Initial Conversion Price, as adjusted, shall be referred to as the "Conversion Price") and the Conversion Price from time to time shall be adjusted as provided for below in this Section 6.4. Upon each adjustment of the Conversion Price, the Eligible Holders of the 8% Preferred Stock shall thereafter be entitled to receive upon conversion at the Conversion Price resulting from such adjustment, the number of shares of Common Stock obtained by (i) multiplying the Conversion Price in effect prior to such adjustment by the number of shares of Common Stock receivable upon conversion hereunder prior to such an adjustment and (ii) dividing the product thereof by the Conversion Price resulting from such adjustment. The Initial Conversion Price and the Conversion Price shall be adjusted as follows:

         6.4.1 In the case of any amendment to the Certificate of Incorporation to change the designation of the Common Stock or the rights, privileges, restrictions or conditions in respect to the Common Stock or division of the Common Stock, the 8% Preferred Stock shall be adjusted so as to provide that upon conversion thereof the Eligible Holder shall receive, in lieu of each Common Stock theretofore issuable upon such conversion, the kind and amount of shares, other securities, money and property receivable upon such designation, change or division by such holder issuable upon such conversion had the conversion occurred immediately prior to such designation, change or division. The 8% Preferred Stock shall be deemed thereafter to provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 6. The provisions of this Subsection 6.4.1 shall apply in the same manner to successive reclassification, changes, consolidations and mergers.

         6.4.2 If the Corporation shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock, or declare a dividend or make any other distribution upon the Common Stock of the Corporation payable in shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision or dividend or other distribution shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination shall be proportionately increased. There shall be no adjustment in the Conversion Price in the event that the Corporation pays a cash dividend, provided, however, that the Corporation shall give written notice to all Eligible Holders at least thirty (30) days prior to the record date for a cash dividend that the Corporation intends to declare a cash dividend.

         6.4.3 In case the Corporation shall issue or otherwise sell or distribute shares of Common Stock for a consideration per share in cash or property less than the Conversion Price in effect at the time of such issuance, the Conversion Price then in effect shall be reduced by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance, sale or distribution plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for such issuance, sale or distribution (such consideration, if other than cash, as determined by the Board of Director including a majority of the Directors who are not officers or employees of the Corporation or any of its subsidiaries, whose determination shall be conclusive and described in a resolution of the Board of Directors) would purchase at the Conversion Price per share and the denominator shall be the number of shares of Common Stock outstanding immediately after giving effect to such issuance, sale or distribution. The provisions of this Section 6.4.3 shall not apply to the issuance and sale of Units pursuant to the Unit Purchase Agreement.

6.4.4 If any capital reorganization or reclassification of the capital stock of the Corporation, or any consolidation or merger of the Corporation with another or other entity, or the sale of all or substantially all of the Corporation's assets to another corporation or other entity shall be effected in such a way that holders of shares of Common Stock shall be entitled to receive stocks, securities, other evidence of equity ownership or assets with respect to or in exchange for shares of Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale (except as otherwise provided below in this Section 6.4.4), lawful and adequate provisions shall be made whereby the Eligible Holders shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein, such shares of stock, securities, other evidence of equity ownership or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of Common Stock immediately theretofore purchasable and receivable upon the conversion of 8% Preferred Stock under this Section 6 had such reorganization, reclassification, consolidation, merger or sale not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Eligible Holders to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Conversion Price and of the number of shares of Common Stock receivable upon the conversion of 8% Preferred Stock) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities, other evidence of equity ownership or assets thereafter deliverable upon the exercise hereof (including an immediate adjustment, by reason of such consolidation or merger, of the Conversion Price to the value for the Common Stock reflected by the terms of such consolidation or merger if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation or merger).
In the event of a merger or consolidation of the Corporation with or into another corporation or other entity as a result of which the number of shares of Common Stock of the surviving corporation or other entity issuable to holders of Common Stock of the Corporation, is greater or lesser than the number of shares of Common Stock of the Corporation outstanding immediately prior to such merger or consolidation, then the Conversion Price in effect immediately prior to such merger or consolidation shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Common Stock of the Corporation. The Corporation will not effect any such consolidation, merger or sale, unless prior to the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument executed and mailed or delivered to the Eligible Holders at the last address of such holder appearing on the books of the Corporation, the obligation to deliver to such Eligible Holder such shares of stock, securities, other evidence of equity ownership or assets as in accordance with the foregoing provisions, such Eligible Holders may be entitled to receive or otherwise acquire. If a purchase, tender or exchange offer is made to and accepted by the holders of more than fifty (50%) percent of the outstanding shares of Common Stock of the Corporation, the corporation shall not effect any consolidation, merger or sale with the Person (as defined below) having made such offer or with an Affiliate (as defined below) of such Person, unless prior to the consummation of such consolidation, merger, or sale of Eligible holders of 8% Preferred Stock shall have been given a reasonable opportunity to then elect to receive upon the conversion of 8% Preferred Stock the amount of stock, securities, other evidence of equity ownership or assets then issuable with respect tot he number of shares of Common Stock of the corporation in accordance with such offer. The term "Person" as used herein shall mean and include an individual, a partnership, a corporation, a trust, a joint venture, an unincorporated organization and a government or any department or agency thereof. For purposes hereof, any

"Affiliate" of any Person shall mean any Person directly or indirectly controlling, controlled by or under direct or indirect control with, such other Person. A Person shall be deemed to control a corporation if such a Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contrast or otherwise.

6.5 Whenever the Conversion Price shall be adjusted pursuant to Section 6.4 hereof, the Corporation shall issue a certificate signed by its President or Vice President and by its Treasurer, Assistant Treasurer, Secretary, or Assistant Secretary, setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Board of Directors made any determination hereunder), and the Conversion Price after giving effect to such adjustment, and shall cause copies of such certificates to be mailed (by first class mail, postage prepaid) to each holder of 8% Preferred Stock at its address shown on the books of the Corporation. The Corporation shall make such certificate and mail it to each holder promptly after each adjustment.

6.6 No fractional Common Stock shall be issued in connection with any conversion or redemption, if applicable) of 8% Preferred Stock, but in lieu of such fractional shares, the Corporation shall make a cash payment therefor equal in amount to the product of the applicable fraction multiplied by the Conversion Price then in effect.

6.7 No shares of 8% Preferred Stock which have been converted into Common Stock shall be reissued by the Corporation; provided, however, that each such share, after being retired and canceled, shall be restored to the status of an authorized but unissued Preferred Share without designation as to series and may thereafter be issued as a preferred stock not designated an 8% Preferred Stock.

Section 7 - Parity with Other Shares of 8% Preferred Stock

If any cumulative dividends, return of capital or any other required payments in respect of 8% Preferred Stock are not paid in full, the Eligible Holders shall participate ratably in respect of accumulated dividends, return of capital and such other payments.

Section 8 - Registration Rights

The holders of the 8% Preferred Stock shall have the registration rights and a continuing "piggyback" registration rights set forth in the Unit Purchase Agreement. Such registration rights and "piggyback" registration rights are incorporated herein by reference as if such provisions had been set forth herein in full.

Section 9 -  Amendment

In addition to any requirement for a series vote pursuant to the DGCL in respect of any amendment to the rights, privileges, restrictions and conditions attaching to the 8% Preferred Stock, the rights, privileges, restrictions and conditions attaching to the 8% Preferred Stock may be amended only if the Corporation has obtained the affirmative vote of all Eligible Holders at a duly called meeting of the holders of the 8% Preferred Stock or written consent by the Eligible Holders.

         This  designation was duly adopted in accordance with the provisions of
Section 151 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, we have signed this Certificate this day of December, 1996.

                                       GLOBALINK, INC.


                                       /s/ Harry E. Hagerty, Jr.
                                       -------------------------
                                           Harry E. Hagerty, Jr.
                                           Chairman and Chief Executive Officer


ATTEST:


/s/John F. McCarthy, III, Esq.
------------------------------
   John F. McCarthy, III, Esq.
   Vice President, General Counsel and Secretary